EXHIBIT 99.1


                                  NEWS RELEASE

                    Investor Relations Contact: Susan Spratlen   (972) 444-9001


              Pioneer Reports Record Income for Third Quarter 2003,
                            Increases Production 40%

Dallas, Texas, October 30, 2003 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) today announced financial and operating results for the quarter ended September 30, 2003.

Pioneer reported net income of $191.8 million, or $1.62 per diluted share, for the third quarter of 2003. Excluding a $104.7 million deferred tax benefit resulting from an adjustment to the U.S. deferred tax asset valuation allowance, earnings for the quarter were $87.1 million and represented a new record for Pioneer. For the same period last year, Pioneer reported a net loss of $.9 million, or $0.01 per share.

Since the downturn in commodity prices in 1998, the Company has not reflected certain of its U.S. deferred tax attributes related to net operating loss (NOL) carryforwards as assets on its balance sheet. During the third quarter, the Company concluded that it is now more likely than not that it will benefit from the future utilization of its U.S. deferred tax attributes. As a result, the Company's third quarter net income reflects the recognition of unrecorded U.S. federal and state deferred tax attributes totaling $104.7 million. The amount of the NOL carryforwards is not impacted by this change. During the next several years, Pioneer expects to continue to pay only minimal U.S. cash income taxes until such time as the NOL carryforwards, which totaled $743 million as of December 31, 2002, have been utilized.

For the nine months ended September 30, 2003, Pioneer reported net income of $353.2 million, or $2.99 per diluted share. This compares to net income of $8.3 million, or $0.07 per share, for the same period in 2002.

Cash flow from operations for the third quarter was a record $222.5 million compared to $87.7 million for the same period in 2002. The Company reduced long-term debt by $89 million during the third quarter of 2003 to $1,621 million, improving the ratio of long-term debt to total book capitalization to 48.6%.

Scott D. Sheffield, Chairman and CEO, stated, "These record results and the significant amount of excess cash flow we expect over the next two to three years are revolutionizing Pioneer's balance sheet and expanding our opportunities for continued growth. With approximately $1 billion of expected cash flow over the next two to three years in excess of our projected capital budget, we will have the flexibility to fund the development of our exploration successes, acquire additional interests in our core asset areas and retire debt."

Third quarter oil and gas sales averaged 163,314 barrels per day (BPD) on a barrel oil equivalent (BOE) basis. This represents an increase of 40% over the same period last year. Third quarter oil sales averaged 33,560 BPD and natural gas liquids sales averaged 22,658 BPD. Gas sales in the third quarter averaged 643 million cubic feet per day (MMcfpd). Realized prices for oil and natural gas liquids for the quarter were $25.35 and $18.71 per barrel, respectively. The realized price for gas was $3.64 per thousand cubic feet (Mcf), while North American gas prices averaged $4.31 per Mcf.

Third quarter production costs averaged $4.78 per BOE. Exploration and abandonment costs of $24.5 million for the quarter included $10.0 million of geologic and geophysical expenses including seismic costs, $.6 million of noncash leasehold abandonments and $13.9 million of exploration costs.

For the same quarter last year, Pioneer reported oil sales of 29,611 BPD, natural gas liquids sales of 22,693 BPD and gas sales of 385 MMcfpd. Realized prices for the 2002 third quarter were $21.77 per barrel for oil, $14.10 per barrel for natural gas liquids and $2.25 per Mcf for gas.

Operations Update

Production for third quarter was at the higher end of the Company's production guidance range as a result of strong performance from the Canyon Express and Falcon projects. In addition, Argentine oil drilling results exceeded expectations while a strengthening Argentine economy boosted gas sales. During the fourth quarter, Pioneer will record the first sales of Sable oil, which is being produced into storage facilities in South Africa, as well as the first significant sales of oil in Tunisia.



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In Gabon,  Pioneer has received  ministerial  approval  for the  improved  terms negotiated for the Olowi permit, in which the Company has a 100% working interest (W.I.). The Company plans to commence a multi-well drilling program in early 2004 to further define the scale of a development plan, initially focusing on the Lower Gamba. The Company has begun to solicit interest from possible new partners in the project.

Onshore development continues with 12 rigs running in the U.S., including five rigs in the West Panhandle gas field, three rigs in the Permian Basin and four rigs in the Gulf Coast area. Three rigs are currently drilling in Argentina and one is drilling in Canada. Onshore Tunisia, the Hawa exploration well has reached target depth with test results expected within a month.

In the Gulf of Mexico, the Midway deep gas prospect is drilling on the shelf with results anticipated later this quarter. The deepwater development of the Harrier discovery in the Falcon corridor is progressing toward first gas production in early 2004, and two additional discoveries, Tomahawk and Raptor, are on target for tie-back to Falcon and first production during the third quarter of 2004.

The deepwater spar development on the Devils Tower discovery is now expected to be completed for first production in the second quarter of 2004. Access to the heavy-lift vessel required to install the spar's topsides has been delayed as a result of exceptionally strong loop currents which prevented activity during the third quarter. Pioneer expects to spud a well to test a satellite prospect, Goldfinger, and drill an appraisal well on the Triton discovery during the fourth quarter. The Juno prospect (25% W.I.), a deep test at Mississippi Canyon 718, is scheduled to spud in early November.

On the North Slope of Alaska, Pioneer recently participated in a state lease sale and was the apparent high bidder on 53 tracts covering approximately 150,000 acres, establishing a leasehold over a variety of prospects.

Financial Outlook

The following statements are estimates based on current expectations. These forward-looking statements are subject to a number of risks and uncertainties which may cause the Company's actual results to differ materially from the following statements. The last paragraph of this release addresses certain of the risks and uncertainties to which the Company is subject.

Fourth quarter 2003 production is expected to average 150,000 to 165,000 BOEs per day. During the fourth quarter, Pioneer expects the first cargo sales for oil produced into storage in both South Africa and Tunisia. However, due to uncertainty regarding the timing of cargos, total sales during the fourth quarter are difficult to predict. In South Africa, volume estimates reflect a slower ramp-up of Sable field production due to mechanical problems with compression equipment.

As in past years, Argentine gas sales are expected to be impacted by the seasonal decline in gas demand as Argentina enters their summer season. Fourth quarter gas sales will also be impacted, as expected, by a one to two week shut-in of the Falcon field in order to tie in the Harrier satellite discovery for first production in early 2004.

Fourth quarter lease operating expenses (including production and ad valorem taxes) are expected to average $4.75 to $5.15 per BOE based on today's NYMEX strip prices for oil and gas. Depreciation, depletion and amortization expense is expected to average $6.90 to $7.30 per BOE. Total exploration and abandonment expense is expected to be $20 million to $40 million and general and administrative expense is expected to be $14 million to $15 million. Interest expense is expected to be $21 million to $23 million and accretion of discount on asset retirement obligations is expected to be approximately $1 million.

Cash income taxes are expected to be $4 million to $6 million, principally due to income taxes in Argentina and nominal alternative minimum tax in the U.S. as the Company benefits from the carryforward of net operating losses in the U.S. and Canada. In the future, the Company's effective tax rate on U.S. earnings will approximate statutory rates as a result of the third quarter adjustment to the U.S. deferred tax valuation allowance.

The Company's oil and gas hedges are outlined on the attached schedule.

Earnings Conference Call

This morning at 10:00 a.m. Eastern, Pioneer will discuss its third quarter financial and operating results with an accompanying presentation. The call will be webcast on Pioneer's website, www.pioneernrc.com. At the website, select 'INVESTOR' at the top of the page. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Alternately, you may dial (800) 238-9007 (confirmation code: 266957) to listen to the call via the telephone and view the accompanying visual presentation at the website above. A telephone replay will be available by dialing (888) 203-1112: confirmation code: 266957.




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Pioneer is a large  independent oil and gas  exploration and production  company with operations in the United States, Canada, Argentina, South Africa, Gabon and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Financial statements and schedules are attached.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Natural Resources Company are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.


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